The information in this preliminary pricing supplement is not complete and may be changed.   This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated May 26, 2017

Preliminary Pricing Supplement (To the Prospectus dated July 18, 2016, the Prospectus Supplement dated July 18, 2016 and the Index Supplement dated July 18, 2016)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-212571

$[•] Callable High/Low Coupon Notes due May 31, 2019 Linked to the Least Performing Reference Asset of Three Exchange-Traded Funds Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	May 30, 2017
Issue Date:	June 2, 2017
Final Valuation Date*:	May 28, 2019
Maturity Date*:	May 31, 2019
Reference Assets:

The Financial Select Sector SPDR® Fund (the “Financials ETF”), the Materials Select Sector SPDR® Fund (the “Materials ETF”) and the Consumer Staples Select Sector SPDR® Fund (the “Consumer Staples ETF”), as noted in the following table:

Reference Asset	Bloomberg Ticker	Initial Price	Barrier Price
Financials ETF	XLF UP <Equity>	$[•]	$[•]
Materials ETF	XLB UP <Equity>	$[•]	$[•]
Consumer Staples ETF	XLP UP <Equity>	$[•]	$[•]

Each of the Financials ETF, the Materials ETF and the Consumer Staples ETF are referred to in this preliminary pricing supplement as a “Reference Asset” and collectively as the “Reference Assets
Observation Dates:	The final calendar day of each February, May, August and November during the term of the Notes, beginning in August 2017, provided that the final Observation Date will be the Final Valuation Date
Payment at Maturity:

If you hold your Notes to maturity, and if the Notes are not early redeemed by us prior to maturity, you will receive on the Maturity Date (in each case, in addition to the final Coupon Payment) a cash payment per $1,000 principal amount Note that you hold determined as follows:

▪                  If (a) the Final Price of the Least Performing Reference Asset is equal to or greater than its Initial Price or (b) the Final Price of the Least Performing Reference Asset is less than its Initial Price but a Knock-In Event never occurs, you will receive a payment of $1,000 per $1,000 principal amount Note

▪                  If (a) the Final Price of the Least Performing Reference Asset is less than its Initial Price and (b) a Knock-In Event occurs, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Least Performing Reference Asset]

If (a) the Notes are not redeemed by us prior to maturity, (b) a Knock-In Event occurs and (c) the Final Price of the Least Performing Reference Asset is less than its Initial Price, your Notes will be fully exposed to the negative performance of the Least Performing Reference Asset. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including the Coupon Payments and any payment upon early redemption or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this preliminary pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PPS-1 of this preliminary pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.25%	99.75%
Total	$[•]	$[•]	$[•]	$[•]

(1)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $940.00 and $971.70 per Note.  The estimated value is expected to be less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-2 of this preliminary pricing supplement.

(2)          Barclays Capital Inc. will receive commissions from the Issuer of 0.25% of the principal amount of the Notes, or $2.50 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay selling concessions or fees (including custodial or clearing fees) to other dealers. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Notes and hold such Notes for investment for a period of at least 30 days. Accordingly, the total principal amount of the Notes may include a portion that was not purchased by investors on the Issue Date. Any unsold portion held by our affiliate(s) may affect the supply of Notes available for secondary trading and, therefore, could adversely affect the price of the Notes in the secondary market. Circumstances may occur in which our interest or those of our affiliates could be in conflict with your interests.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-7 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Coupon Payments:

Unless the Notes have been previously redeemed by us, you will receive the Coupon Payment applicable to each Coupon Period on the applicable Coupon Payment Date. The Coupon Payment for each Coupon Period will be determined as follows:

▪                  If a Knock-In Event (a) does not occur during the Coupon Period and (b) has not occurred during any prior Coupon Period, the Coupon Payment for such Coupon Period will be the High Coupon Amount

▪                  If a Knock-In Event (a) occurs during a Coupon Period or (b) has occurred during any prior Coupon Period, the Coupon Payment for such Coupon Period will be the Low Coupon Amount

If a Knock-In Event occurs in any Coupon Period, the Coupon Payment for that Coupon Period and each following Coupon Period will be equal to the Low Coupon Amount. In addition, if a Knock-In Event occurs, you may lose some or all of the principal amount of your Notes at maturity, as described above.

Low Coupon Amount:	$2.50 per $1,000 principal amount Note, which is 0.25% of the principal amount per Note (1.00% per annum)
High Coupon Amount:**	[$21.875 - 24.375 per $1,000 principal amount Note ([2.1875% - 2.4375%] of the principal amount per Note, or [8.75% - 9.75] per annum)]
Coupon Payment Dates:	With respect to any Coupon Period, the fifth business day following the Observation Date on which such Coupon Period ends, provided that the final Coupon Payment Date will be the Maturity Date
Coupon Periods:

The first Coupon Period will begin on but exclude the Initial Valuation Date and end on and include the first Observation Date. Each subsequent Coupon Period will begin on and exclude the Observation Date that is the final day of the immediately preceding Coupon Period and end on and include the next following Observation Date.

There are a total of eight quarterly Coupon Periods during the term of the Notes.

Early Redemption at the Option of the Issuer:

We may redeem your Notes (in whole but not in part) at our sole discretion without your consent at the Redemption Price set forth below on any Coupon Payment Date, beginning with the Coupon Payment Date following the second Observation Date (scheduled to occur in November 2017), provided that we give at least five business days’ prior written notice to the trustee.  If we exercise our redemption option, the Contingent Coupon Payment Date on which we exercise such option will be referred to as the “Early Redemption Date”.

Redemption Price:	$1,000 per $1,000 principal amount Note, plus the Coupon Payment that will otherwise be payable on the Early Redemption Date
Initial Price:	With respect to a Reference Asset, the Closing Price on the Initial Valuation Date, as noted in the table above
Final Price:	With respect to a Reference Asset, the Closing Price on the Final Valuation Date
Knock-In Event:***

A Knock-In Event will occur if, on any scheduled trading day during the term of the Notes, the Closing Price of any Reference Asset is less than its Barrier Price; provided that if a Market Disruption Event occurs or is continuing on such day with respect to such Reference Asset, such day will be disregarded for purposes of determining whether a Knock-In Event occurred unless such date is an Observation Date

Barrier Price:	With respect to a Reference Asset, 65.00% of its Initial Price (rounded to the nearest cent) as noted in the table above
Reference Asset Return:	With respect to a Reference Asset, the performance of such Reference Asset from its Initial Price to its Final Price, calculated as follows: Final Price – Initial Price Initial Price
Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth above
Closing Price:

With respect to a Reference Asset, on any date, the official closing price per share of that Reference Asset published at the regular weekday close of trading on that date as displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable

Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06741VWP3 / US06741VWP39

*                  Subject to postponement, as described under “Additional Terms of the Notes” in this preliminary pricing supplement

**            The actual High Coupon Amount will be determined on the Initial Valuation Date and will not be less than $21.875 per $1,000 principal amount Note, which is 2.1875% of the principal amount per Note (8.75% per annum)

***      The term “Market Disruption Event” has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset” in the accompanying prospectus supplement

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this preliminary pricing supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

•                  Prospectus Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•                  Index Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257.  As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this preliminary pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

PPS-1

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The range of the estimated values of the Notes referenced above may not correlate on a linear basis with the High Coupon Amount range set forth in this preliminary pricing supplement.  We determined the size of such range based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Notes. The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on or prior to the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-7 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

PPS-2

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                  You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income

•                  You understand and accept that any positive return on your investment will be limited to the Coupon Payments

•                  You do not anticipate that a Knock-In Event will occur during the term of the Notes

•                  You understand and accept the risk that a Knock-In Event will occur if the Closing Price of only one Reference Asset on any day during the term of the Notes is less than the Barrier Price for such Reference Asset

•                  You understand and accept the risks that, if a Knock-In Event occurs, (a) the Coupon Payment for the Coupon Period in which the Knock-In Event occurs and in each subsequent Coupon Period will be the Low Coupon Amount and (b) if the Final Price of only one Reference Asset is less than its Initial Price, you will lose some or all of the principal amount of your Notes

•                  You understand and accept the risk that, if the Notes are not redeemed by us prior to maturity, the payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset

•                  You are willing to accept the risks associated with an investment linked to the performance of the Reference Assets

•                  You are willing to accept the risk that we may, in our sole discretion, redeem the Notes prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield

•                  You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the notes to maturity if we do not exercise our early redemption option

•                  You are willing to assume our credit risk for all payments on the Notes

•                  You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•                  You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income

•                  You seek an investment that provides for the full repayment of principal at maturity and you are unwilling to accept the risk that you may lose some or all of the principal amount of your Notes

•                  You seek an investment the return on which is not limited to the Coupon Payments on the Notes

•                  You anticipate that a Knock-In Event will occur with respect to any Reference Asset during the term of the Notes

•                  You are unwilling to accept the risk that the occurrence of a Knock-In Event (a) will cause the Coupon Payment for one or more Coupon Periods to be limited to the Low Coupon Amount and (b) may cause you to lose some or all of the principal amount of your Notes

•                  You are unwilling or unable to accept the risk that negative performance of only one Reference Asset may cause you to suffer a loss of principal at maturity, regardless of the performance of the other Reference Assets

•                  You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Assets

•                  You are unwilling or unable to accept the risk that we may redeem the Notes prior to scheduled maturity

•                  You seek an investment for which there will be an active secondary market or and/or you are unable or unwilling to hold the Notes to maturity if we do not exercise our early redemption option

•                  You are unwilling or unable to assume our credit risk for all payments on the Notes

•                  You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes.  You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement, the prospectus and the index supplement. Neither the Issuer nor Barclays Capital Inc makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

The scheduled Observation Dates (including the Final Valuation Date), the Coupon Payment Dates, any Early Redemption Date and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

In addition, each Reference Asset and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement

PPS-3

HYPOTHETICAL EXAMPLES OF COUPON PAYMENTS ON THE NOTES

The following examples demonstrate the how the Coupon Payments of the Notes will be calculated under various circumstances. The numbers set forth in the following examples are purely hypothetical and have been rounded for eases of reference. The following examples do not take into account any tax consequences of investing in the Notes.

In addition, these examples make the following key assumptions:

▪                  Low Coupon Amount: $2.50 per $1,000 principal amount Note

▪                  High Coupon Amount: $21.875 per $1,000 principal amount Note

▪                 You hold your Notes to maturity and we do NOT exercise our option to redeem your Notes prior to maturity

Example 1: A Knock-In Event occurs during the first Coupon Period.

Coupon Payment Date	Coupon Payment
First	$2.50
Second	$2.50
Third	$2.50
Fourth	$2.50
Fifth	$2.50
Sixth	$2.50
Seventh	$2.50
Eighth	$2.50

Because a Knock-In Event occurs during the first Coupon Period, you will receive the Low Coupon Amount on the first Coupon Payment Date and on each subsequent Coupon Payment Date. You will receive Coupon Payments of $20.00 per $1,000 principal amount Note in the aggregate, or 2.00% of the principal amount per Note, during the term of the Notes.

Example 2: A Knock-In Event does not occur in any of the first three Coupon Periods but does occur during the fourth Coupon Period.

Coupon Payment Date	Coupon Payment
First	$21.875
Second	$21.875
Third	$21.875
Fourth	$2.50
Fifth	$2.50
Sixth	$2.50
Seventh	$2.50
Eighth	$2.50

Because a Knock-In Event does not occur during any of the first three Coupon Periods, you will receive the High Coupon Amount on each related Coupon Payment Date. Because a Knock-In Event occurs during the fourth Coupon Period, you will receive the Low Coupon Amount on the fourth Coupon Payment Date and on each subsequent Coupon Payment Date. You will receive Coupon Payments of $78.125 per $1,000 principal amount Note in the aggregate, or 7.8125% of the principal amount per Note, during the term of the Notes.

Example 3: A Knock-In Event does not occur in any Coupon Period.

Coupon Payment Date	Coupon Payment
First	$21.875
Second	$21.875
Third	$21.875
Fourth	$21.875
Fifth	$21.875
Sixth	$21.875
Seventh	$21.875
Eighth	$21.875

Because a Knock-In Event does not occur during any Coupon Period, you will receive the High Coupon Amount on each Coupon Payment Date. You will receive Coupon Payments of $175.00 per $1,000 principal amount Note in the aggregate, or 17.50% of the principal amount per Note, during the term of the Notes, the maximum possible return that you may earn on your Notes.

In each of the first two examples above, because a Knock-In Event occurs, you will lose some or all of the principal amount of your Notes at maturity if the Final Price of the Least Performing Reference Asset is less than its Initial Price, as described on the cover of this preliminary pricing supplement.

For examples of the payment that you may receive at maturity, please see “Hypothetical Examples of Amounts Payable at Maturity” below.

PPS-4

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following table illustrates a hypothetical range of payments that you may receive at maturity (excluding the final Coupon Payment) under various circumstances.  The examples set forth below are purely hypothetical and are provided for illustrative purposes only.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The following examples do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                  Hypothetical Initial Price of each Reference Asset: $100.00*

▪                 Barrier Price for each Reference Asset: $65.00 (65.00% of the hypothetical Initial Price set forth above)

▪                 You hold your Notes to maturity and we do NOT exercise our option to redeem your Notes prior to maturity

* The hypothetical Initial Price of $100.00 and the hypothetical Barrier Price of $65.00 for each Reference Asset have been chosen for illustrative purposes only and do not represent likely Initial Prices or Barrier Prices for any Reference Asset. The Initial Price for each Reference Asset will be equal to its Closing Price on the Initial Valuation Date and the Barrier Price for each Reference Asset will be equal to 65.00% of the Initial Price.

For information about recent trading prices of each Reference Asset, please see “Information Regarding the Reference Assets” in this preliminary pricing supplement.

Final Price ($)			Reference Asset Return				Payment at Maturity**
Financials ETF	Materials ETF	Consumer Staples ETF	Financials ETF	Materials ETF	Consumer Staples ETF	Least Performing Reference Asset	Knock-In Event Does Not Occur	Knock-In Event Occurs
150.00	195.00	175.00	50.00%	95.00%	75.00%	50.00%	$1,000.00	$1,000.00
145.00	160.00	140.00	45.00%	60.00%	40.00%	40.00%	$1,000.00	$1,000.00
130.00	170.00	150.00	30.00%	70.00%	50.00%	30.00%	$1,000.00	$1,000.00
125.00	120.00	150.00	25.00%	20.00%	50.00%	20.00%	$1,000.00	$1,000.00
140.00	110.00	120.00	40.00%	10.00%	20.00%	10.00%	$1,000.00	$1,000.00
110.00	125.00	100.00	10.00%	25.00%	0.00%	0.00%	$1,000.00	$1,000.00
90.00	120.00	105.00	-10.00%	20.00%	5.00%	-10.00%	$1,000.00	$900.00
105.00	80.00	115.00	5.00%	-20.00%	15.00%	-20.00%	$1,000.00	$800.00
95.00	120.00	70.00	-5.00%	20.00%	-30.00%	-30.00%	$1,000.00	$700.00
80.00	100.00	65.00	-20.00%	0.00%	-35.00%	-35.00%	$1,000.00	$650.00
90.00	60.00	85.00	-10.00%	-40.00%	-15.00%	-40.00%	N/A	$600.00
50.00	130.00	105.00	-50.00%	30.00%	5.00%	-50.00%	N/A	$500.00
50.00	40.00	90.00	-50.00%	-60.00%	-10.00%	-60.00%	N/A	$400.00
40.00	85.00	30.00	-60.00%	-15.00%	-70.00%	-70.00%	N/A	$300.00
30.00	120.00	20.00	-70.00%	20.00%	-80.00%	-80.00%	N/A	$200.00
50.00	10.00	20.00	-50.00%	-90.00%	-80.00%	-90.00%	N/A	$100.00
0.00	20.00	103.00	-100.00%	-80.00%	3.00%	-100.00%	N/A	$0.00

** Per $1,000 principal amount Note, excluding the final Coupon Payment. If the Notes are not redeemed by us prior to maturity, the payment at maturity will depend solely on whether (a) the Final Price of the Least Performing Reference Asset is less than its Initial Price and (b) a Knock-In Event occurs during the term of the Notes.

Example 1: The Final Price of the Financials ETF is $140.00, the Final Price of the Materials ETF is $110.00 and the Final Price of the Consumer Staples ETF is $120.00.

Because the Materials ETF has the lowest Reference Asset Return, the Materials ETF is the Least Performing Reference Asset. Because the Final Price of the Least Performing Reference Asset is greater than its Initial Price, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the final Coupon Payment on the Notes), regardless of whether a Knock-In Event ever occurred.

Example 2: Final Price of the Financials ETF is $95.00, the Final Price of the Materials ETF is $120.00, the Final Price of the Consumer Staples ETF is $70.00 and a Knock-In Event does NOT occur.

Because the Consumer Staples ETF has the lowest Reference Asset Return, the Consumer Staples ETF is the Least Performing Reference Asset.  Although the Final Price of the Least Performing Reference Asset is less than its Initial Price, a Knock-In Event has not occurred. Accordingly, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Coupon Payment that will otherwise be payable on the Maturity Date).

Example 3: The Final Price of the Financials ETF is $95.00, the Final Price of the Materials ETF is $120.00, the Final Price of the Consumer Staples ETF is $70.00 and a Knock-In Event DOES occur.

Because the Consumer Staples ETF has the lowest Reference Asset Return, the Consumer Staples ETF is the Least Performing Reference Asset.  Because the Final Price of the Least Performing Reference Asset is less than its Initial Price, and because a Knock-In Event occurred during the term of the Notes, you will receive a payment at maturity of $700.00 per $1,000 principal amount Note that you hold (plus the Coupon Payment that will otherwise be payable on the Maturity Date), calculated as follows.

$1,000 + [$1,000 x Reference Asset Return of Least Performing Reference Asset]

$1,000 + [$1,000 x -30.00%] = $700.00

PPS-5

Example 4: The Final Price of the Financials ETF is $50.00, the Final Price of the Materials ETF is $130.00 and the Final Price of the Consumer Staples ETF is $105.00.

Because the Final Price of at least one Reference Asset is less than its Barrier Price, a Knock-In Event occurs on the Final Valuation Date, regardless of whether a Knock-In Event occurred on any other day during the term of the Notes.

Because the Financials ETF has the lowest Reference Asset Return, the Financials ETF is the Least Performing Reference Asset.  Because the Final Price of the Least Performing Reference Asset is less than its Initial Price, and because a Knock-In Event occurred during the term of the Notes, you will receive a payment at maturity of $500.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Least Performing Reference Asset]

$1,000 + [$1,000 x -50.00%] = $500.00

Example 5: The Final Price of the Financials ETF is $50.00, the Final Price of the Materials ETF is $40.00 and the Final Price of the Consumer Staples ETF is $90.00.

Because the Final Price of at least one Reference Asset is less than its Barrier Price, a Knock-In Event occurs on the Final Valuation Date, regardless of whether a Knock-In Event occurred on any other day during the term of the Notes.

Because the Materials ETF has the lowest Reference Asset Return, the Materials ETF is the Least Performing Reference Asset.  Because the Final Price of the Least Performing Reference Asset is less than its Initial Price, and because a Knock-In Event occurred during the term of the Notes, you will receive a payment at maturity of $400.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Least Performing Reference Asset]

$1,000 + [$1,000 x -60.00%] = $400.00

Examples 3 through 5 above demonstrate that, if (a) we do not redeem your Notes prior to maturity, (b) the Final Price of the Least Performing Reference Asset is less than its Initial Price and (c) a Knock-In Event occurs, your investment in the Notes will be fully exposed to the negative performance of the Least Performing Reference Asset and you will lose some or all of your principal, even if the Reference Asset Returns of the other Reference Assets are positive. Your loss will not be mitigated in any way by virtue of the Reference Asset Returns of the other Reference Assets being higher than that of the Least Performing Reference Asset.

If we do not redeem your Notes prior to maturity, you may lose up to 100% of the principal amount of your Notes.

PPS-6

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Assets or the components of their underlying indices.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings of the prospectus supplement:

•                  “Risk Factors—Risks Relating to the Securities Generally”; and

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities”.

In addition to the risks described above, you should consider the following:

•                  Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal.  If (a) your Notes are not redeemed by us prior to maturity, (b) a Knock-In Event occurs and (c) the Final Price of the Least Performing Reference Asset is less than its Initial Price, you will be fully exposed to the negative performance of the Least Performing Reference Asset and you will lose some or all of the principal amount of your Notes. You may lose up to 100% of the principal amount of your Notes.

•                  Potential Return Limited to the Coupon Payments—Any positive return on the Notes will be limited to Coupon Payments. You will not participate in any appreciation in the price of any Reference Asset and you will not receive more than the principal amount of your Notes at maturity (plus the final Coupon Payment) even if the Reference Asset Return of one or more Reference Assets is positive.

Based on the stated terms of the Notes, assuming the High Coupon Amount is set at $21.875 per $1,000 principal amount Note, the maximum amount of Coupon Payments that you may receive is $175.00 per $1,000 principal amount Note that you hold (or 17.50% of the principal amount of your Notes). You will receive this maximum amount of Coupon Payments only if (a) a Knock-In Event never occurs and (b) we do not redeem your Notes prior to maturity. The actual amount of Coupon Payments that you receive may be substantially less than this amount.

•                  The Occurrence of a Knock-In Event in any Coupon Period Will Cause the Coupon Payments in that Coupon Period and Each Subsequent Coupon Period to be Limited to the Low Coupon Amount—If a Knock-In Event occurs in any Coupon Period, the Coupon Payment for that Coupon Period and for each following Coupon Period will be equal to the Low Coupon Amount, regardless of the price of any Reference Asset at any time after the occurrence of the Knock-In Event. If a Knock-In Event occurs, the aggregate payments that you receive on the Notes will be less, and may be significantly less, than they would have been had the Knock-In Event not occurred. The occurrence of a Knock-In Event may also negatively affect your ability to sell your Notes and the price at which you may be able to sell.

•                  Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this preliminary pricing supplement, we may redeem your Notes (in whole but not in part) at our sole discretion without your consent at the Redemption Price on any Coupon Payment Date, beginning with the Coupon Payment Date following the second Observation Date. Accordingly, the term of the Notes may be as short as approximately six months.

The Redemption Price that you receive on any Early Redemption Date, together with Coupon Payments that you will have received on prior Coupon Payment Dates, may be less than the aggregate amount of payments that you would have received had you held your Notes to maturity. You may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No interest or call premium will accrue or be payable after the relevant Early Redemption Date. Our right to redeem the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•                  If a Knock-In Event Occurs, and if the Notes are not Redeemed by us Prior to Maturity, the Payment at Maturity is not Based on the Price of any Reference Asset Other the Closing Prices of the Reference Assets on the Final Valuation Date—The Final Prices and the Reference Asset Returns will be based solely on the Closing Prices of the Reference Assets on the Final Valuation Date.  Accordingly, if a Knock-In Event occurs, and if the price of the Least Performing Reference Asset drops precipitously on the Final Valuation Date, the payment at maturity that you will receive, if any, may be significantly less than it would have been had your payment at maturity been linked to the price of such Reference Asset at a time prior to such drop.

If your Notes are not redeemed by us prior to maturity, your payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset.  If a Knock-In Event has occurred, and if the Final Price of the Least Performing Reference Asset is less than its Initial Price, you will lose some or all of the principal amount of your Notes. Your losses will not be limited in any way by virtue of the Reference Asset Returns of the other Reference Assets being higher than the Reference Asset Return of the Least Performing Reference Asset.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including the Coupon Payments and any payment upon early redemption or at maturity, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

PPS-7

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this preliminary pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this preliminary pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•                  No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Reference Assets or the stocks underlying any Reference Asset would have.

•                  Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The price of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes.  The historical correlation between Reference Assets is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any Reference Asset.

•                  Certain Features of Exchange-Traded Funds Will Impact the Value of the Reference Assets and the Notes:

o                 Management Risk.  This is the risk that the investment strategy for a Reference Asset, the implementation of which is subject to a number of constraints, may not produce the intended results.  An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices.  Because, however, the Reference Assets are not “actively” managed, they generally do not take defensive positions in declining markets and generally will not sell a security if the issuer of such security was in financial trouble. Accordingly, the performance of the Reference Assets could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

o                 Derivatives Risk.  The Reference Assets may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives.  A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index.  Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Reference Assets’ losses, and, as a consequence, the losses on your Notes, may be greater than if the Reference Assets invested only in conventional securities.

o                 Tracking and Underperformance Risk (Particularly in Periods of Market Volatility). The performance of each Reference Asset may not replicate the performance of, and may underperform, its underlying index.  Each Reference Asset will reflect transaction costs and fees that will reduce its relative performance.

Moreover, it is also possible that each Reference Asset may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index due to differences in trading hours between the Reference Asset and its underlying index or due to other circumstances. During periods of market volatility, securities underlying a Reference Asset may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Reference Asset and the liquidity of the Reference Asset may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in a Reference Asset. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of each Reference Asset. As a result, under these circumstances, the market value of the Reference Assets may vary substantially from their respective net asset values per share. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.

•                  An Investment in the Notes Involves Industry Concentration Risk—As described below under “Information Regarding the Reference Assets”, the investment objective of each Reference Asset is to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in one particular sector or group of industries.  The performance of companies in each relevant sector will be influenced by many complex and unpredictable factors, including industry competition, interest rates, geopolitical events, government regulation and supply and demand for the products and services offered by such companies. Any adverse development in the particular sector tracked by any Reference Asset

PPS-8

may have a material adverse effect on the securities held in the portfolio of such Reference Asset and, as a result, may have a material adverse effect on the price of the Reference Asset and the value of the Notes.

•                  The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                  The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

We and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Reference Assets or the components of their underlying indices. In any such market making, trading and hedging activity, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes.  For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

PPS-9

In addition to the activities described above, we will also act as the Calculation Agent for the Notes.  As Calculation Agent, we will determine any values of the Reference Assets and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make certain discretionary judgments relating to the Reference Assets and the Notes. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. or one or more of our other affiliates may at any time hold unsold inventory (as described on the cover of this preliminary pricing supplement), which may inhibit the development of a secondary market for the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case require you to accrue income in respect of the Notes in excess of any Coupon Payments received on the Notes.  The outcome of this process is uncertain.  In addition, any character mismatch arising from your inclusion of ordinary income in respect of any Coupon Payments and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o                 the market price, dividend rate and expected volatility of the Reference Assets and the stocks included in the underlying index for each Reference Asset;

o                 the time to maturity of the Notes;

o                 interest and yield rates in the market generally;

o                 a variety of economic, financial, political, regulatory or judicial events;

o                 supply and demand for the Notes; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-10

INFORMATION REGARDING THE REFERENCE ASSETS

General

We have derived all information contained in this pricing supplement regarding each Reference Asset, including, without limitation, its make-up, method of calculation and changes in its components, from the prospectus for the Select Sector SPDR Trust (the “Select Sector Trust”) dated January 31, 2017, as supplemented, and other publicly available information.  We have not independently verified such information.  Such information reflects the policies of, and is subject to change by the Select Sector SPDR® Trust (the “Select Sector Trust”) and SSgA Funds Management, Inc. (“SSgA FM”). Each SPDR Select Sector Fund is an investment portfolio managed by SSgA FM, the investment adviser to the funds that comprise the Select Sector Trust.

Each Reference Asset is an exchange-traded fund that trades on the NYSE Arca. The ticker symbol for the Financials ETF is “XLF”, the ticker symbol for the Materials ETF “XLB” and the ticker symbol for the Consumer Staples ETF is “XLP”.

The Select Sector Trust is a registered investment company that consists of nine separate investment portfolios (each, a “Select Sector SPDR® Fund”), including each Reference Asset.  Each Select Sector SPDR® Fund is an index fund that invests in a particular sector or group of industries represented by a specified Select Sector Index.  The companies included in each Select Sector Index are selected on the basis of general industry classifications from a universe of companies defined by the S&P 500® Index. For a description of the S&P 500® Index, please see “Indices— The S&P U.S. Indices” in the accompanying index supplement.

The Select Sector Indices (each, a “Select Sector Index”) upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index.  The investment objective of each Select Sector SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries, as represented by a specified market sector index.

Information provided to or filed with the SEC by the Select Sector Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding the Select Sector Trust or any Reference Asset, please see the prospectus for the Select Sector Trust.  In addition, information about the Select Sector Trust, SSgA FM and each SPDR Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector Trust website at http://www.sectorspdrs.com.  We have not undertaken any independent review or due diligence of the SEC filings related to any of the Reference Assets. Information contained on the Select Sector Trust website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The Financials ETF

The Financials ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the financial services sector, as represented by the Financial Select Sector Index.  The Financial Select Sector Index includes companies from the diversified financial services, insurance, banking, capital markets, real estate investment trust, consumer finance, thrift and mortgage finance and real estate management and development industries.

The Materials ETF

The Materials ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the materials sector, as represented by the Materials Select Sector Index.  The Materials Select Sector Index includes companies from the chemicals, metals and mining, paper and forest products, containers and packaging and construction materials industries.

The Consumer Staples ETF

The Consumer Staples ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the consumer staples sector, as represented by the Consumer Staples Select Sector Index.  The Consumer Staples Select Sector Index includes companies from the food and staples retailing, household products, food products, beverages, tobacco and personal products industries.

PPS-11

Historical Performance of the Financials ETF

The table below shows the high, low and final Closing Price of the Financials ETF for each of the periods noted below. The graph below sets forth the historical performance of the Financials ETF based on daily Closing Prices from January 1, 2012 through May 24, 2017. We obtained the Closing Prices listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High($)	Quarterly Low($)	Quarterly Close($)
March 31, 2012	12.97	10.80	12.81
June 30, 2012	12.92	10.86	11.87
September 30, 2012	13.22	11.55	12.67
December 31, 2012	13.55	12.31	13.32
March 31, 2013	15.00	13.68	14.77
June 30, 2013	16.38	14.48	15.83
September 30, 2013	16.95	15.76	16.18
December 31, 2013	17.75	15.89	17.75
March 31, 2014	18.25	16.67	18.14
June 30, 2014	18.60	17.28	18.47
September 30, 2014	19.33	17.99	18.81
December 31, 2014	20.33	17.90	20.08
March 31, 2015	20.08	18.68	19.58
June 30, 2015	20.52	19.56	19.80
September 30, 2015	20.77	18.09	18.40
December 31, 2015	20.16	18.41	19.31
March 31, 2016	19.05	15.99	18.28
June 30, 2016	19.36	17.42	18.54
September 30, 2016	19.95	18.17	19.30
December 31, 2016	23.75	19.21	23.25
March 31, 2017	25.24	22.95	23.73
May 24, 2017*	23.89	22.90	23.58

* For the period beginning on April 1, 2017 and ending on May 24, 2017

Historical Performance of the Financial Select Sector SPDR® Fund

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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Historical Performance of the Materials ETF

The table below shows the high, low and final Closing Price of the Materials ETF for each of the periods noted below. The graph below sets forth the historical performance of the Materials ETF based on daily Closing Prices from January 1, 2012 through May 24, 2017. We obtained the Closing Prices listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High($)	Quarterly Low($)	Quarterly Close($)
March 31, 2012	37.89	34.43	36.97
June 30, 2012	37.47	32.76	35.29
September 30, 2012	38.35	34.13	36.77
December 31, 2012	37.88	34.77	37.54
March 31, 2013	39.98	37.39	39.18
June 30, 2013	41.30	37.31	38.34
September 30, 2013	43.49	38.45	42.00
December 31, 2013	46.22	41.36	46.22
March 31, 2014	48.00	43.01	47.28
June 30, 2014	49.72	46.03	49.64
September 30, 2014	50.69	48.65	49.59
December 31, 2014	50.67	45.11	48.58
March 31, 2015	52.09	46.99	48.78
June 30, 2015	51.57	48.24	48.39
September 30, 2015	48.66	38.95	39.92
December 31, 2015	46.05	40.37	43.42
March 31, 2016	45.44	37.30	44.81
June 30, 2016	48.45	44.23	46.34
September 30, 2016	49.36	45.52	47.75
December 31, 2016	51.50	46.17	49.70
March 31, 2017	53.27	49.99	52.41
May 24, 2017*	53.65	51.31	52.89

* For the period beginning on April 1, 2017 and ending on May 24, 2017

Historical Performance of the Materials Select Sector SPDR® Fund

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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Historical Performance of the Consumer Staples ETF

The table below shows the high, low and final Closing Price of the Consumer Staples ETF for each of the periods noted below. The graph below sets forth the historical performance of the Consumer Staples ETF based on daily Closing Prices from January 1, 2012 through May 24, 2017. We obtained the Closing Prices listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High($)	Quarterly Low($)	Quarterly Close($)
March 31, 2012	34.08	32.01	34.08
June 30, 2012	34.77	33.16	34.77
September 30, 2012	36.38	34.63	35.83
December 31, 2012	36.51	34.18	34.83
March 31, 2013	39.76	35.47	39.76
June 30, 2013	42.15	39.15	39.67
September 30, 2013	41.80	39.23	39.80
December 31, 2013	43.33	39.68	42.98
March 31, 2014	43.06	39.88	43.06
June 30, 2014	45.67	42.75	44.62
September 30, 2014	45.61	43.11	45.11
December 31, 2014	49.46	44.09	48.49
March 31, 2015	50.21	47.95	48.74
June 30, 2015	49.75	47.57	47.60
September 30, 2015	50.82	45.70	47.19
December 31, 2015	51.26	47.19	50.49
March 31, 2016	53.26	48.27	53.05
June 30, 2016	55.15	51.77	55.15
September 30, 2016	55.75	52.68	53.21
December 31, 2016	52.87	50.25	51.71
March 31, 2017	55.42	51.44	54.58
May 24, 2017*	55.94	54.49	55.94

* For the period beginning on April 1, 2017 and ending on May 24, 2017

Historical Performance of the Consumer Staples Select Sector SPDR® Fund

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-14

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement.  Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).  In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing derivative contract with respect to the Reference Assets.

If your Notes are properly treated as a contingent income-bearing derivative contract, you will likely be taxed on any Coupon Payments you receive on the Notes as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.  In addition, you should recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time and your tax basis in the Notes.  Except as described below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year, and otherwise should generally be short-term capital gain or loss.  Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.  However, it is possible that you should recognize ordinary income upon the sale of your Notes to the extent a portion of the sale proceeds relates to accrued Coupon Payments that you have not yet included in ordinary income.  Any character mismatch arising from your inclusion of ordinary income in respect of any Coupon Payments and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN.  ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments.  As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.  Other alternative treatments for your Notes may also be possible under current law.  For example, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments.  Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the Coupon Payments (if any) that are paid on the Notes.  You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule.  In addition, any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss.  You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Assets that is issued by you to us.  You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes and the Coupon Payments to be paid on the Notes as well as other possible alternative characterizations, please see the discussion under the heading “Material U.S. Federal Income Tax Consequences—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Non-U.S. Holders.  Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes.  However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Coupon Payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding.  If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Coupon Payments it pays to you if there is any possible characterization of the

PPS-15

payments that would not be exempt from withholding under the treaty.  Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Material U.S. Federal Income Tax Consequences—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Material U.S. Federal Income Tax Consequences—Tax Treatment of Non-U.S. Holders.”  The Treasury Department has issued regulations under Section 871(m) of the Internal Revenue Code which impose U.S. federal withholding tax on “dividend equivalent” payments made on certain contracts linked to U.S. corporations that are owned by non-U.S. holders.  However, the regulations will only apply to a contract that is issued before January 1, 2018 if the contract is a “delta-one” contract (i.e., a contract that provides for “delta-one” exposure to underlying U.S. corporations).  We have determined that the Notes are not “delta-one” contracts for this purpose, and we therefore believe, and intend to take the position, that payments on the Notes should not be subject to Section 871(m) withholding tax.

However, a non-U.S. holder could nevertheless be subject to Section 871(m) tax in respect of the Notes if (a) the holder’s position under the Notes would be “delta-one” when combined with other related positions that are held by the holder or (b) if a principal purpose for the holder’s investment in Notes is to avoid the application of Section 871(m), in which case a special Section 871(m) anti-abuse rule could apply to the holder’s investment in the Notes.  Non-U.S. holders are urged to consult their tax advisors regarding the application of Section 871(m) to the Notes and the possibility that the combination rule or anti-abuse rule could apply to their investment in the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

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